SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

                                Current Report
                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): November 12, 2003


                            The Warnaco Group, Inc.
                            -----------------------
            (Exact name of Registrant as specified in its charter)

        Delaware                      001-10857                   95-4032739
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File Number)      (IRS Employer
of incorporation)                                            Identification No.)

501 Seventh Avenue, New York, New York                              10018
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)



Registrant's telephone number, including area code:  (212) 287-8000
                                                    ----------------------------

                   90 Park Avenue, New York, New York 10016
--------------------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

Item 12.          Results of Operations and Financial Condition.
                  ---------------------------------------------

         On November 12, 2003, The Warnaco Group, Inc. issued a press release announcing third quarter and year-to-date results for the period ended October 4, 2003. A copy of the press release is attached to this report as Exhibit
99.1 and is being furnished pursuant to Item 12 of Form 8-K. The information contained in the press release is incorporated herein by reference.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     THE WARNACO GROUP, INC.



Date:  November 12, 2003             By:  /s/ Lawrence R. Rutkowski
                                          --------------------------------------
                                          Name:  Lawrence R. Rutkowski
                                          Title: Senior Vice President - Finance
                                                 and Chief Financial Officer

                                 EXHIBIT INDEX
                                 -------------

   Exhibit No.      Document
   -----------      --------

       99.1         Press Release, dated November 12, 2003

                                                                Exhibit 99.1


Warnaco Third Quarter and Nine Month Results Release

         WARNACO



                               Investor Relations:    Allison Malkin
                                                      Integrated Corporate Relations
                                                      (203) 222-9013
For Immediate Release          Media:                 Robert Mead/Doug Morris
---------------------                                 Gavin Anderson & Company
                                                      (212) 515-1960/(212) 515-1964

          WARNACO REPORTS THIRD QUARTER AND YEAR-TO-DATE 2003 RESULTS

   ________________________________________________________________________

New York, N.Y. November 12, 2003 - The Warnaco Group, Inc. (NASDAQ: WRNC) today announced third quarter and year-to-date results for the period ended October 4, 2003. Warnaco emerged from bankruptcy on February 4, 2003, and therefore the Company's reported year-to-date results reflect the eight-month period commencing on February 4, 2003 and ending October 4, 2003. For the third quarter of fiscal 2003, net revenues were $303.1 million, the net loss was $6.7 million and the net loss per share was $0.15. For the eight-month period ended October 4, 2003, net revenues were $949.8 million, net income was $7.5 million and net income per share was $0.17 (see Schedule 1).

In addition, in the third quarter the Company:

    o Extended its license with Polo/Ralph Lauren for CHAPS men's sportswear for an additional ten years through 2018;

    o Scheduled three product launches: Lejaby Rose, Olga's Christina and Olga Petites;

    o Named Larry Rutkowski as its Senior Vice President - Finance and Chief Financial Officer;

    o Continued the consolidation of its manufacturing and distribution operations, resulting in a restructuring charge of $5.2 million; and

    o Introduced Nautica and Speedo "Beach Life" fashion swimwear and re-launched Speedo Lifeguard swimwear.

This press release includes financial information on a pro forma basis as if the Company had emerged from bankruptcy at the beginning of fiscal 2002 (see
Schedule 2). The Company believes that this presentation of pro forma information is important because it is useful to investors in comparing the Company's results with prior periods. The pro forma adjustments reflect (i) the elimination of bankruptcy-related fees and expenses; (ii) the elimination of expenses and income related to the Company's bankruptcy reorganization (e.g., the cancellation of indebtedness and other fresh start accounting adjustments); (iii) the elimination of restructuring charges related to actions initiated prior to the Company's emergence from bankruptcy, which will continue through the end of fiscal 2003; (iv) adjustments to depreciation and amortization expense to reflect the fair value of the Company's assets as determined at February 4, 2003; (v) adjustments to interest expense to reflect the Company's new debt structure; and (vi) adjustments to the Company's income tax expense to reflect the Company's post-emergence tax status. See Schedules 5, 6, 7 and 8 for a summary of pro forma adjustments for each period presented.

On a pro forma basis, for the third quarter of fiscal 2003, net revenues totaled $303.1 million, the loss from continuing operations was $0.3 million and the loss per share from continuing operations was $0.01. On a pro forma basis, for the first nine months of fiscal 2003, net revenues totaled $1.06 billion, income from continuing operations was $31.6 million and income per share from continuing operations was $0.70. Income from continuing operations excludes the results of the Company's A.B.S. by Allen Schwartz business unit (see "Subsequent Events") and certain Speedo/Authentic Fitness retail stores for which the Company has determined that it will not be seeking lease renewals.

Third Quarter Results

On a pro forma basis, as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, for the three months ended October 4, 2003:

    o Net revenues totaled $303.1 million, down 8.6% from $331.5 million in the third quarter of fiscal 2002. Net revenues for the third quarter of fiscal 2002 included $9.8 million of net revenues associated with business units that were sold or discontinued during fiscal 2002 (primarily the Company's outlet retail stores). Excluding net revenues from these sold and discontinued business units, net revenues for the third quarter of fiscal 2003 declined by 5.8% compared to the third quarter of fiscal 2002;

    o Gross profit was $92.6 million. Gross profit for the third quarter of fiscal 2002 includes $11.1 million of distribution and other product-related expenses that were reported in cost of goods sold. Commencing February 4, 2003 (the date the Company emerged from bankruptcy), the Company classifies these items as selling, general and administrative ("SG&A") expenses. To meaningfully compare gross margin for the third quarter of this year to the third quarter of the prior year, the change in classification of these expenses should be considered. Adjusting the third quarter of fiscal 2002 to reflect this change, gross profit for the third quarter of fiscal 2003 was $92.6 million, or 30.5% of net revenues, compared to $106.4 million, or 32.1% of net revenues, in the third quarter of fiscal 2002. The decline in gross profit was primarily due to lower revenues and associated profit margins with businesses targeted for repair or repositioning and lower margins generally. Speedo's gross profit also declined relative to last year's third quarter because last year's results reflected the elimination of reserves in the third quarter of fiscal 2002 which were no longer required;

    o SG&A expenses totaled $88.0 million, or 29.0% of net revenues, compared to $79.9 million, or 24.1% of net revenues, in the third quarter of fiscal 2002. SG&A expenses for the third quarter of fiscal 2003 include certain product-related expenses that were included in cost of goods sold in the third quarter of fiscal 2002. As adjusted for this change in classification, SG&A expenses declined $3.0 million due to lower sales volumes and expense management initiatives. In addition, SG&A expenses for the third quarter of fiscal 2003 include $2.0 million of non-cash stock based compensation expense related to restricted stock and stock options granted during fiscal 2003;

    o Operating income totaled $4.6 million, or 1.5% of net revenues, compared to $15.4 million, or 4.7% of net revenues, in fiscal 2002;

    o Interest expense declined by $1.4 million to $6.0 million, compared to $7.4 million in fiscal 2002, due primarily to lower interest rates and a decrease in debt;

    o Loss from continuing operations was $0.3 million, or $0.01 per diluted share, compared to income from continuing operations of $4.8 million, or $0.10 per diluted share, in fiscal 2002; and

    o EBITDA was $12.1 million, or 4.0% of net revenues, compared to $24.1 million, or 7.3% of net revenues, in the third quarter of fiscal 2002. The Company utilizes the measure EBITDA in addition to operating income to assess its business results. For a discussion of EBITDA, see "Use of EBITDA and Pro Forma Financial Information." For a reconciliation of income from continuing operations to EBITDA, see
         Schedule 2.

Joe Gromek, President and Chief Executive Officer, stated: "We continued to progress toward achieving our long-term strategic goals during the third quarter. During the quarter we hired Larry Rutkowski as CFO, which solidified our executive team. We also continued our renewed emphasis on design innovation in our intimate apparel businesses, which we believe will address the softness in that business unit. Additionally, we are encouraged by the response to our new CK Jeanswear offerings, and we believe that our design team will have a positive impact on this business going forward. Furthermore, we are delighted to have extended our relationship with Polo/Ralph Lauren. This new agreement, which follows the strengthening of our relationship with Phillips-Van Heusen and the addition of new CK, Calvin Klein and Nautica swimwear licenses, brings to our fold another significant opportunity. As we look ahead, our priorities are to balance initiatives aimed at capitalizing on the heritage of our brands with further efforts to streamline operations. We believe this strategy will allow us to increase our market share in our principal business segments while providing us with a strong operating platform."

Year-to-Date Results

On a pro forma basis, as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, for the first nine months of fiscal 2003:

    o Net revenues totaled $1.06 billion, down 3.8% from $1.10 billion in the first nine months of fiscal 2002. Net revenues for the first nine months of fiscal 2002 included $42.6 million of net revenues associated with business units that were sold or discontinued during fiscal 2002 (sold and discontinued business units include the Company's outlet retail stores, GJM, Penhaligon's, IZKA, Weight Watchers, Fruit of the Loom and Ubertech). Excluding net revenues from these sold and discontinued business units, net revenues were essentially flat for the first nine months of fiscal 2003 compared to the first nine months of fiscal 2002;

    o Gross profit was $349.9 million, or 32.9% of net revenues. Gross profit for the first nine months of fiscal 2002 includes $34.4 million of distribution and other product-related expenses that were reported in cost of goods sold. Commencing February 4, 2003 (the date the Company emerged from bankruptcy), the Company classifies these items as SG&A expenses. To meaningfully compare gross margin for the nine-month period of this year to the nine-month period of the prior year, the change in classification of these expenses should be considered. Adjusting the first nine months of fiscal 2002 to reflect this change, gross profit for the first nine months of fiscal 2003 was $349.9 million, or 32.9% of net revenues, compared to $364.5 million, or 33.0% of net revenues, for the first nine months of fiscal 2002. The decline in gross profit primarily reflects lower sales volume;

    o SG&A expenses totaled $280.7 million, or 26.4% of net revenues, compared to $257.3 million, or 23.3% of net revenues, in the first nine months of fiscal 2002. SG&A expenses for the first nine months of fiscal 2003 include certain product-related costs that were included in cost of goods sold in the first nine months of fiscal 2002. As adjusted for this change in classification, SG&A expenses declined by $11.0 million due to lower sales volumes and expense management initiatives. In addition, SG&A expenses for the first nine months of fiscal 2003 include $4.4 million of non-cash stock based compensation expense related to restricted stock awards and stock options granted in fiscal 2003;

    o Operating income totaled $69.2 million, or 6.5% of net revenues, compared to $72.8 million, or 6.6% of net revenues, in fiscal 2002;

    o Interest expense declined by $5.7 million to $18.4 million, compared to $24.1 million in fiscal 2002, due to lower interest rates and a decrease in debt;

    o Income from continuing operations increased 8.1% to $31.6 million, compared to $29.2 million in fiscal 2002;

    o Diluted income per share from continuing operations increased by approximately 7.7% to $0.70, compared to $0.65 in the first nine months of fiscal 2002; and

    o EBITDA was $96.7 million, or 9.1% of net revenues, compared to $98.3 million, or 8.9% of net revenues, in the first nine months of fiscal 2002. For a discussion of EBITDA, see "Use of EBITDA and Pro Forma Financial Information." For a reconciliation of income from continuing operations to EBITDA, see Schedule 2.

The Company noted the following balance sheet highlights at October 4, 2003:

    o Inventory declined by $82.6 million, or 22.1%, to $290.6 million, compared to $373.2 million at October 5, 2002. The decrease in inventory primarily reflects improved inventory management and, to a lesser extent, the closing of the Company's remaining outlet retail stores in the fourth quarter of fiscal 2002;

    o Accounts receivable decreased $4.2 million, or 2.0%, to $202.7 million, compared to $206.9 million at October 5, 2002. The decrease in accounts receivable reflects lower sales volume partially offset by a greater percentage of the Company's third quarter revenue occurring at the end of the third quarter of fiscal 2003; and

    o Cash, including restricted cash, increased $17.0 million to $43.9 million at October 4, 2003, compared to $26.9 million at February 4, 2003 (the date the Company emerged from bankruptcy). Debt decreased $35.3 million to $211.2 million at October 4, 2003, compared to $246.5 million at February 4, 2003. At October 4, 2003, improvements in cash and reduction of debt totaled $52.3 million since the Company's emergence from bankruptcy.

Larry Rutkowski, Senior Vice President - Finance and Chief Financial Officer, commented: "Our disciplined balance sheet and expense management strategies served us well during the year-to-date period. In a challenging retail environment, on a pro forma basis, for the nine months we achieved a 33 basis point increase in our profit margin from continuing operations and a 7.7% rise in income per share from continuing operations. At the same time, we improved working capital management, as evidenced by our reduction in inventory and receivables, as well as increased cash levels versus the prior year period. Also, demonstrating our enhanced financial flexibility is our ability to maintain no outstanding balances on our revolving credit facility and our conservative debt to capitalization ratio of 29%."

"We also continued to progress toward rationalizing our infrastructure," continued Mr. Rutkowski. "At quarter end, we had exited our remaining U.S. based manufacturing facilities, which resulted in us taking a third quarter restructuring charge, and we continue to expand our use of lower cost third party contractors. Also, on November 11, 2003, we announced that we would sell our A.B.S. by Allen Schwartz business unit, which, as previously indicated, represents a non-core asset of our Company."

Fiscal 2003 Guidance

The Company provided the following earnings guidance for fiscal 2003 in conjunction with its second quarter earnings release. On August 11, 2003, the Company expected, on a pro forma basis as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, EBITDA to range between $130 million and $140 million and net income to range between $44 million and $50 million, compared to EBITDA for fiscal 2002 of $117.2 million and net income of $30.7 million. Adjusting for discontinued operations (the Company's A.B.S. by Allen Schwartz business unit and certain retail stores) the guided range for fiscal 2003 pro forma EBITDA would be $126 million to $136 million and the guided range for pro forma net income would be $41.6 million to $47.6 million. Adjusted for discontinued operations, fiscal 2002 pro forma EBITDA was $113.1 million and pro forma net income was $28.2 million. For a reconciliation of income from continuing operations to EBITDA, see Schedule 4. Based on the Company's most recent results, the Company's business is performing within this guidance and consistent with the bottom of the adjusted ranges provided. The Company notes that it is cautious in its outlook and continues to face certain challenges (particularly in its Intimate Apparel and CK Jeanswear categories), which may cause the Company to revise its projections downward for fiscal 2003.

Subsequent Events

Following the end of the third quarter of fiscal 2003, the Company:

    o Announced the extension of its Speedo endorsement contract with swimming world record holder Michael Phelps through 2009;

    o Entered into an exclusive worldwide licensing agreement to market and produce the new collection of JLO by Jennifer Lopez lingerie. JLO, which will launch in fall 2004, expands the Company's portfolio of intimate apparel brands and reflects the Company's continuing efforts to introduce fresh, new fashion at retail; and

    o Entered into an agreement to sell its A.B.S. by Allen Schwartz business unit to Allen Schwarz and Armand Marciano for $15 million in cash and the assumption of up to $2 million in liabilities. The sale is not expected to have a material effect on the Company's financial position or results of operations. The operating results of the A.B.S. by Allen Schwartz business unit are included in discontinued operations in the accompanying financial schedules.

In addition, at the end of the third quarter of fiscal 2003, the Company entered into a ten-year variable interest rate swap agreement whereby the Company effectively converted the interest rate on $50 million aggregate principal amount of its fixed rate 8 7/8% Senior Notes due 2013 to a floating interest rate, thereby reducing current interest costs while retaining $160 million aggregate principal amount of its Senior Notes at a fixed rate.

Use of EBITDA and Pro Forma Financial Information

The Company evaluates its operating results based on EBITDA, which it defines as net income before interest expense, income taxes, depreciation and amortization expense. The Company's pro forma information, including pro forma EBITDA, gives effect to the reorganization as if it had occurred at the beginning of fiscal 2002 and, as a result, has been adjusted to exclude the effects of the Company's reorganization. Additionally, pro forma EBITDA excludes the results of discontinued operations.

The Company is presenting EBITDA to enhance the reader's understanding of its operating results. EBITDA is provided because the Company believes it is an important measure of financial performance commonly used to determine the value of companies and to define standards for borrowing from institutional lenders. The Company's senior secured credit agreement includes covenants that are based on and use EBITDA as a component of the calculations. During Fiscal 2001 and 2002, the Company sold assets, wrote down impaired assets, recorded an impairment charge related to the adoption of SFAS 142 and ceased amortizing goodwill and certain intangible assets that had been previously amortized. The Company also recorded adjustments to its fixed and intangible assets in connection with its emergence from bankruptcy and the adoption of fresh start accounting as of February 4, 2003. As a result, depreciation and amortization expense, which is included in net income (loss), has decreased significantly from the amounts recorded in prior periods. Accordingly, the Company believes that an evaluation of its operating results is not complete without considering the effect of depreciation and amortization on those results.

Readers should not construe EBITDA either as an alternative to net income, an indicator of the Company's operating performance, or an alternative to cash flows from operating activities as a measure of the Company's liquidity, as determined in accordance with generally accepted accounting principles. The Company may calculate EBITDA differently than other companies.

The Company has presented financial information on a pro forma basis. The Company believes that the consummation of the Company's plan of reorganization, the adoption of fresh start reporting and the recent offering of Senior Notes are significant events and, therefore, the presentation of pro forma financial information giving effect to these events provides material information that is useful to investors in comparing the Company's results with prior and future periods.

This press release was furnished to the Securities and Exchange Commission and may be accessed at the following Internet location: www.sec.gov, as well as through the Company's website: www.warnaco.com.


About The Warnaco Group, Inc.
The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories sold under such owned and licensed brands as Warner's(R), Olga(R), Lejaby(R), Body Nancy Ganz(TM), Chaps Ralph Lauren(R), Calvin Klein(R) men's and women's underwear, men's accessories, men's, women's, junior women's and children's jeans and women's and juniors swimwear, Speedo(R) men's, women's and children's swimwear, sportswear and swimwear accessories, Anne Cole(R), Cole of California(R), Catalina(R), and Nautica(R) women's and girls' swimwear.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect, when made, the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including general economic conditions affecting the apparel industry, changing fashion trends, pricing pressures which may cause the Company to lower its prices, increases in the prices of raw materials the Company uses, changing international trade regulation and elimination of quotas on imports of textiles and apparel, the Company's history of losses, the changes in the Company's senior management team, the Company's ability to protect its intellectual property rights, the Company's dependency on a limited number of customers, the Company's dependency on the reputation of its brand names, the Company's exposure to conditions in overseas markets, the competition in the Company's markets, the Company's recent emergence from bankruptcy, the comparability of financial statements for periods before and after the Company's adoption of fresh start accounting, the Company's history of insufficient disclosure controls and procedures and internal controls and restated financial statements, the Company's future plans concerning guidance regarding its results of operations, the effect of the SEC's investigation, the effect of local laws and regulations, shortages of supply of sourced goods or interruptions in the Company's manufacturing, the Company's level of debt, the Company's ability to obtain additional financing, the restrictions on the Company's operations imposed by its revolving credit facility and the indenture governing the senior notes and the Company's ability to service its debt. All statements other than statements of historical fact included in this press release are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or other similar words and phrases. Forward-looking statements and the Company's plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and the Company's business in general is subject to certain risks that could affect the value of its stock.


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

                                                                                                           Schedule 1
                                                 THE WARNACO GROUP, INC.

                                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (In thousands, excluding per share data)
                                                        (Unaudited)

                                                                                         Quarter
                                                                    --------------------------------------------------
                                                                      Successor Company         Predecessor Company
                                                                    -----------------------  |  -----------------------
                                                                        For the Three        |      For the Three
                                                                         Months Ended        |       Months Ended
                                                                       October 4, 2003       |     October 5, 2002
                                                                    -----------------------  |  -----------------------
Net revenues                                                          $            303,059   |    $            331,463
Cost of goods sold                                                                 210,499   |                 237,183
                                                                    -----------------------  |  -----------------------
Gross profit                                                                        92,560   |                  94,280
Selling, general and administrative expenses                                        88,146   |                  84,576
Restructuring items (a)                                                              5,242   |                       -
Reorganization items                                                                     -   |                  21,122
Amortization of sales order backlog                                                  1,967   |                       -
                                                                    -----------------------  |  -----------------------
                                                                                             |
Operating income (loss)                                                             (2,795)  |                 (11,418)
Gain on cancellation of pre-petition indebtedness                                        -   |                       -
Fresh start adjustments                                                                  -   |                       -
Other (income) loss, net                                                              (904)  |                        -
Interest expense                                                                     5,988   |                   4,283
                                                                    -----------------------  |  -----------------------
                                                                                             |
Income (loss) from continuing operations before                                     (7,879)  |                 (15,701)
   provision (benefit) for income taxes                                                      |
Provision (benefit) for income taxes                                                (1,336)  |                    2,544
                                                                    -----------------------  |  -----------------------
Income (loss) from continuing operations                                            (6,543)  |                 (18,245)
Discontinued operations (b)                                                           (117)  |                    2,614
Cumulative effect of change in accounting principle (net                                     |
   of income tax benefit of $53,513)                                                     -   |                       -
                                                                    -----------------------  |  -----------------------
                                                                                             |
Net income (loss)                                                     $             (6,660)  |    $            (15,631)
                                                                    =======================  |  =======================
                                                                                             |
Basic income (loss) per common share: (c)                                                    |
   Continuing operations income (loss) before accounting change       $              (0.15)  |    $              (0.34)
   Discontinued operations income (loss) before accounting change                        -   |                    0.05
   Cumulative effect of accounting change                                                -   |                       -
                                                                    -----------------------  |  -----------------------
   Net income (loss)                                                  $              (0.15)  |    $              (0.30)
                                                                    =======================  |  =======================
                                                                                             |
Diluted income (loss) per common share: (c)                                                  |
   Continuing operations income (loss) before accounting change       $              (0.15)  |    $              (0.34)
   Discontinued operations income (loss) before accounting change                    (0.00)  |                    0.05
   Cumulative effect of accounting change                                                -   |                       -
                                                                    -----------------------  |  -----------------------
   Net income (loss)                                                  $              (0.15)  |    $             (0.30)
                                                                    =======================  |  =======================
                                                                                             |
Weighted average number of shares outstanding used in                                        |
   computing income (loss) per share: (c)                                                    |
      Basic                                                                         45,065   |                  52,936
                                                                    =======================  |  =======================
                                                                                             |
      Diluted                                                                       45,065   |                  52,936
                                                                    =======================  |  =======================


[SCHEDULE 1 CONTINUED]



                                                                                      Year-to-Date
                                                        ---------------------------------------------------------------------------
                                                         Successor Company                       Predecessor Company
                                                        ---------------------  |    ------------------------------------------------
                                                           For the Eight       |         For the One              For the Nine
                                                           Months Ended        |         Month Ended              Months Ended
                                                          October 4, 2003      |      February 4, 2003          October 5, 2002
                                                        ---------------------  |    ----------------------   -----------------------
Net revenues                                             $           949,821   |     $            112,739      $          1,104,744
Cost of goods sold                                                   644,574   |                   68,083                   782,600
                                                        ---------------------  |    ----------------------   -----------------------
Gross profit                                                         305,247   |                   44,656                   322,144
Selling, general and administrative expenses                         251,929   |                   34,322                   282,367
Restructuring items (a)                                               11,382   |                        -                         -
Reorganization items                                                       -   |                   29,922                    79,207
Amortization of sales order backlog                                   11,800   |                        -                         -
                                                        ---------------------  |    ----------------------   -----------------------
                                                                               |
Operating income (loss)                                               30,136   |                  (19,588)                  (39,430)
Gain on cancellation of pre-petition indebtedness                          -   |               (1,692,696)                        -
Fresh start adjustments                                                    -   |                 (765,726)                        -
Other (income) loss, net                                              (2,232)  |                      359                         -
Interest expense                                                      15,838   |                    1,887                    14,340
                                                        ---------------------  |    ----------------------   -----------------------
                                                                               |
Income (loss) from continuing operations before                       16,530   |                2,436,588                   (53,770)
   provision (benefit) for income taxes                                        |
Provision (benefit) for income taxes                                   8,456   |                   78,150                    49,839
                                                        ---------------------  |    ----------------------   -----------------------
Income (loss) from continuing operations                               8,074   |                2,358,438                  (103,609)
Discontinued operations (b)                                             (559)  |                       99                      (141)
Cumulative effect of change in accounting principle                            |
   (net f income tax benefit of $53,513)                                   -   |                        -                  (801,622)
                                                        ---------------------  |    ----------------------   -----------------------
                                                                               |
Net income (loss)                                        $             7,515   |     $          2,358,537      $           (905,372)
                                                        =====================  |    ======================   =======================
                                                                               |
Basic income (loss) per common share: (c)                                      |
   Continuing operations income (loss) before                                  |
     accounting change                                   $              0.18   |     $              44.51      $              (1.96)
   Discontinued operations income (loss) before                                |
     accounting change                                                 (0.01)  |                        -                     (0.00)
   Cumulative effect of accounting change                                  -   |                        -                    (15.14)
                                                        ---------------------  |    ----------------------   -----------------------
   Net income (loss)                                     $              0.17   |     $              44.51      $             (17.10)
                                                        =====================  |    ======================   =======================
                                                                               |
Diluted income (loss) per common share: (c)                                    |
   Continuing operations income (loss) before                                  |
     accounting change                                   $              0.18   |     $              44.51      $              (1.96)
   Discontinued operations income (loss) before                                |
     accounting change                                                 (0.01)  |                     0.00                     (0.00)
   Cumulative effect of accounting change                                  -   |                        -                    (15.14)
                                                        ---------------------  |    ----------------------   -----------------------
   Net income (loss)                                     $              0.17   |     $              44.51      $             (17.10)
                                                        =====================  |    ======================   =======================
                                                                               |
Weighted average number of shares outstanding used in                          |
   computing income (loss) per share: (c)                                      |
      Basic                                                           45,028   |                   52,990                    52,936
                                                        =====================  |    ======================   =======================
                                                                               |
      Diluted                                                         45,186   |                   52,990                    52,936
                                                        =====================  |    ======================   =======================




(a) Restructuring items for the third quarter and eight month periods ended October 4, 2003 include contract termination costs of $0 and $2.5 million, employee termination costs, related legal fees and other items of $2.6 million and $6.1 million and the writedown of fixed assets and other facility shutdown costs of $2.6 million and $2.7 million, respectively.

(b) Discontinued operations includes the results of the Company's A.B.S. by Allen Schwartz business unit and certain Speedo/Authentic Fitness retail stores for which the Company determined that it will not seek lease renewals.

(c) Income (loss) per share and weighted average shares of the Predecessor Company are based on historical shares outstanding and do not reflect the cancellation of the Company's Class A common stock and the issuance of 45 million shares of new common stock in connection with the Company's emergence from bankruptcy on February 4, 2003. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, net income (loss) per share of the Successor will not be comparable to net income (loss) per share of the Predecessor.


                                                                                                                        Schedule 2
                                                            THE WARNACO GROUP, INC.

                                               PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                                   (In thousands, excluding per share data)
                                                                    (Unaudited)



                                                                            For the Three Months Ended
                                                            ------------------------------------------------------------
                                                                October 4, 2003 (a)            October 5, 2002 (b)
                                                            ----------------------------   -----------------------------
Net revenues                                                              $     303,059                   $     331,463
Cost of goods sold                                                              210,499                         236,218
                                                            ----------------------------   -----------------------------
Gross profit                                                                     92,560                          95,245
Selling, general and administrative expenses                                     87,963                          79,869
                                                            ----------------------------   -----------------------------
Operating income                                                                  4,597                          15,376
Other (income) loss, net                                                           (904)                              -
Interest expense                                                                  5,988                           7,432
                                                            ----------------------------   -----------------------------
Income (loss) from continuing operations
     before provision for income taxes                                             (487)                          7,944
Provision (benefit) for income taxes
                                                                                   (195)                          3,178
                                                            ----------------------------   -----------------------------
Income (loss) from continuing operations                                  $        (292)                    $     4,766
                                                            ============================   =============================
Basic income (loss) per common share from continuing
  operations:                                                             $       (0.01)                    $      0.11
                                                            ============================   =============================
Diluted income (loss) per common share from continuing
  operations:                                                             $       (0.01)                    $      0.10
                                                            ============================   =============================
Weighted average number of shares outstanding
   used in computing income (loss) per share from
   continuing operations:
     Basic                                                                       45,065                          45,065
                                                            ============================   =============================
     Diluted                                                                     45,065                          46,101
                                                            ============================   =============================


---------------------------------------------------------------------------------------------------------------------------
Reconciliation of pro forma income (loss) from
  continuing operations to pro forma EBITDA:
Income (loss) from continuing operations                                  $        (292)                    $     4,766
Provision (benefit) for income taxes                                               (195)                          3,178
Interest expense                                                                  5,988                           7,432
Depreciation and amortization                                                     6,591                           8,697
                                                            ----------------------------   -----------------------------

Pro forma EBITDA                                                           $     12,092                   $      24,073
                                                            ============================   =============================


[SCHEDULE 2 CONTINUED]


                                                                             For the Nine Months Ended
                                                            ------------------------------------------------------------
                                                                October 4, 2003 (c)            October 5, 2002 (d)
                                                            ----------------------------   -----------------------------
Net revenues                                                             $    1,062,560                  $    1,104,744
Cost of goods sold                                                              712,657                         774,677
                                                            ----------------------------   -----------------------------
Gross profit                                                                    349,903                         330,067
Selling, general and administrative expenses                                    280,666                         257,269
                                                            ----------------------------   -----------------------------
Operating income                                                                 69,237                          72,798
Other (income) loss, net                                                         (1,873)                              -
Interest expense                                                                 18,405                          24,054
                                                            ----------------------------   -----------------------------
Income (loss) from continuing operations
     before provision for income taxes                                           52,705                          48,744
Provision (benefit) for income taxes                                             21,082                          19,498

                                                            ----------------------------   -----------------------------
Income (loss) from continuing operations                                   $     31,623                   $      29,246
                                                            ============================   =============================
Basic income (loss) per common share from continuing
  operations:                                                              $       0.70                    $       0.65
                                                            ============================   =============================
Diluted income (loss) per common share from continuing
  operations:                                                              $       0.70                    $       0.65
                                                            ============================   =============================
Weighted average number of shares outstanding
   used in computing income (loss) per share from
   continuing operations:
     Basic                                                                       45,028                          45,028
                                                            ============================   =============================
     Diluted                                                                     45,186                          45,186
                                                            ============================   =============================


------------------------------------------------------------------------------------------------------------------------
Reconciliation of pro forma income (loss) from
  continuing operations to pro forma EBITDA:
Income (loss) from continuing operations                                   $     31,623                   $      29,246
Provision (benefit) for income taxes                                             21,082                          19,498
Interest expense                                                                 18,405                          24,054
Depreciation and amortization                                                    25,546                          25,453
                                                            ----------------------------   -----------------------------

Pro forma EBITDA                                                           $     96,656                   $      98,251
                                                            ============================   =============================




To present the statements of operations as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, the Company has made pro forma adjustments:

(a)  See Schedule 5 for pro forma adjustments for the third quarter of fiscal 2003.
(b)  See Schedule 6 for pro forma adjustments for the third quarter of fiscal 2002.
(c ) See Schedule 7 for pro forma adjustments for the nine months of fiscal 2003.
(d)  See Schedule 8 for pro forma adjustments for the nine months of fiscal 2002.


                                                                                                                      Schedule 3
                                                  THE WARNACO GROUP, INC.

                                           CONSOLIDATED CONDENSED BALANCE SHEETS
                                                      (In thousands)



                                                           October 4, 2003                February 4, 2003      October 5, 2002
                                                        -----------------------  --------------------------  -----------------------
                                                             (Unaudited)                                          (Unaudited)
 ASSETS
 Current assets:
    Cash                                                           $    43,855                 $    20,706              $    95,858
    Restricted cash                                                          -                       6,200                        -
    Accounts receivable, net                                           202,695                     213,048                  206,887
    Inventories, net                                                   290,572                     348,033                  373,170
    Other current assets                                                38,767                      30,890                   26,793
    Assets held for sale and assets of discontinued
      operations                                                        24,046                       1,485                      112
                                                        -----------------------  --------------------------  -----------------------
      Total current assets                                             599,935                     620,362                  702,820
                                                        -----------------------  --------------------------  -----------------------
 Property, plant and equipment, net                                    105,269                     129,357                  180,333
 Intangible and other assets                                           417,220                     414,230                   99,197
                                                        -----------------------  --------------------------  -----------------------
 TOTAL ASSETS                                                     $  1,122,424               $   1,163,949              $   982,350
                                                        =======================  ==========================  =======================
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities not subject to compromise:
     Current liabilities:
      Current portion of long-term debt                              $       -                 $     5,050               $    7,762
      Revolving credit facility                                              -                      39,200                        -
      Other current liabilities                                        223,920                     255,818                  218,016
      Liabilities of discontinued operations                             2,172                           -                        -
                                                        -----------------------  --------------------------  -----------------------
        Total current liabilities                                      226,092                     300,068                  225,778
                                                        -----------------------  --------------------------  -----------------------
     Long-term debt:
      Second Lien Notes due 2008                                             -                     200,942                        -
      Senior Notes due 2013                                            210,000                           -                        -
      Other                                                              1,178                       1,260                    1,420
    Other long-term liabilities                                        163,757                     158,131                   35,883
 Liabilities subject to compromise                                           -                           -                2,482,339
 Total stockholders' equity (deficiency)                               521,397                     503,548               (1,763,070)
                                                        -----------------------  --------------------------  -----------------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $  1,122,424               $   1,163,949              $   982,350
                                                        =======================  ==========================  =======================
 Supplemental Information:
    Debt                                                           $   211,178                $    246,452
    Cash (including restricted cash)                                    43,855                      26,906


                                                                                           Schedule 4

                                    THE WARNACO GROUP, INC.

                      RECONCILIATION OF PROJECTED PRO FORMA INCOME FROM
                         CONTINUING OPERATIONS TO PRO FORMA EBITDA (a)
                                        (in millions)
                                         (Unaudited)

                                           Projected Range for the            For the Fiscal Year
                                     Fiscal Year Ending January 3, 2004      Ended January 4, 2003
                                     ------------------------------------  --------------------------
                                                    Range
                                     ------------------------------------
                                           Low                High              Actual
Income from continuing operations     $         41.6      $         47.6     $         28.2
Provision for income taxes                      26.6                31.6               19.0
Interest expense                                26.0                25.0               31.6
Depreciation and amortization expense           31.8                31.8               34.3
                                     ----------------   -----------------  -----------------

EBITDA                                $        126.0      $        136.0     $         113.1
                                     ================   =================  =================


(a) Operating results do not include the results of the Company's A.B.S. by Allen Schwartz business unit or the results of certain retail stores which are accounted for as discontinued
    operations.  Discontinued operations are estimated to account for $4.0 million of EBITDA for fiscal 2003 and accounted for $4.1 million of EBITDA for fiscal 2002.


                                                                                                                        Schedule 5

                                                  THE WARNACO GROUP, INC.

                                       PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (In thousands, excluding per share data)
                                                          (Unaudited)


                                                                  As Reported                                       Pro Forma
                                                                 For The Three              Pro                   For The Three
                                                                  Months Ended             Forma                   Months Ended
                                                                October 4, 2003         Adjustments              October 4, 2003
                                                              ---------------------  -------------------       ---------------------
Net revenues                                                   $           303,059     $              -         $           303,059
Cost of goods sold                                                         210,499                    -                     210,499
                                                              ---------------------  -------------------       ---------------------
Gross profit                                                                92,560                    -                      92,560
Selling, general and administrative expenses                                88,146                 (183) (a)                 87,963
Restructuring items                                                          5,242               (5,242) (b)                      -
Reorganization items                                                             -                    -                           -
Amortization of sales order backlog                                          1,967               (1,967) (c)                      -
                                                              ---------------------  -------------------       ---------------------
Operating income (loss)                                                     (2,795)               7,392                       4,597
Other (income ) expense                                                       (904)                   -                        (904)
Interest expense                                                             5,988                    -                       5,988
                                                              ---------------------  -------------------       ---------------------
Loss from continuing operations
     before benefit for income taxes                                        (7,879)               7,392                        (487)
Benefit for income taxes                                                    (1,336)                1,141 (d)                   (195)
                                                              ---------------------  -------------------       ---------------------
Loss from continuing operations                                $            (6,543)    $           6,251        $              (292)
                                                              =====================  ===================       =====================
Basic loss per common share from
  continuing operations: (e)                                   $             (0.15)                             $             (0.01)
                                                              =====================                            =====================
Diluted loss per common share from
  continuing operations: (e)                                   $             (0.15)                             $             (0.01)
                                                              =====================                            =====================
Weighted average number of shares outstanding used in
  computing loss per share from continuing operations:
     Basic                                                                  45,065                                           45,065
                                                              =====================                            =====================
     Diluted                                                                45,065                                           45,065
                                                              =====================                            =====================

------------------------------------------------------------------------------------------------------------------------------------
Reconciliation of pro forma loss from continuing operations to pro forma EBITDA:
Pro forma loss from continuing operations                                                                       $              (292)
Benefit for income taxes                                                                                                       (195)
Interest expense                                                                                                              5,988
Depreciation and amortization                                                                                                 6,591
                                                                                                               ---------------------
Pro forma EBITDA                                                                                                $            12,092
                                                                                                               =====================



To present the statements of operations as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, the Company has made pro forma adjustments to:

(a) Eliminate bankruptcy and reorganization related expenses incurred in the third quarter and included in selling, general and administrative expenses of $0.2 million.

(b) Eliminate restructuring items of $5.2 million related to actions initiated prior to the Company's emergence from bankruptcy.

(c) Eliminate the amortization of sales order backlog. The amortization of sales order backlog results from the Company's adoption of fresh start accounting as of February 4, 2003. The amortization of sales order backlog is a non-recurring charge and is not expected to have a continuing effect on the Company's results of operations after it is fully amortized in fiscal 2003.

(d) Adjust income tax benefit to reflect the Company's estimated income tax rate of 40%.

(e) Pro forma loss per share from continuing operations is calculated by dividing the loss from continuing operations by the weighted average number of shares outstanding. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, pro forma loss per share from continuing operations of the Successor for the three months ended October 4, 2003 will not be comparable to the historical income (loss) per share from continuing operations of the Predecessor.


                                                                                                Schedule 6
                                                  THE WARNACO GROUP, INC.

                                     PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (In thousands, excluding per share data)
                                                      (Unaudited)


                                                           As Reported                        Pro Forma
                                                          For the Three      Pro             For the Three
                                                          Months Ended      Forma             Months Ended
                                                        October 5, 2002   Adjustments       October 5, 2002
                                                          -------------   -----------       ---------------
               Net revenues                               $    331,463    $     -           $   331,463
               Cost of goods sold                              237,183       (965) (a)          236,218
                                                          -------------   -----------       -------------
               Gross profit                                     94,280        965                95,245
               Selling, general and administrative
               expenses                                         84,576     (4,707) (b)           79,869
               Reorganization items                             21,122    (21,122) (c)                -
                                                          -------------   -----------       -------------
               Operating income (loss)                         (11,418)    26,794                15,376
               Interest expense                                  4,283      3,149  (d)            7,432
                                                          -------------   -----------       -------------

               Income (loss) from continuing operations before
                provision for income taxes                     (15,701)    23,645                7,944
               Provision for income taxes                        2,544        634  (e)            3,178
                                                          -------------   -----------       -------------

               Income (loss) from continuing operations     $  (18,245)   $23,011          $     4,766
                                                          =============   ===========       =============

               Basic income (loss) per common share from
                continuing operations: (f)                 $     (0.34)                     $      0.11
                                                          =============                     =============
               Diluted income (loss) per common share from
                continuing operations: (f)                 $     (0.34)                     $      0.10
                                                          =============                     =============
               Weighted average number of shares
                outstanding used in computing
                income (loss) per share from
                continuing operations:
                 Basic                                          52,936                           45,065
                                                          =============                     =============
                 Diluted                                        52,936                           45,926
                                                          =============                     =============


               -----------------------------------------------------------------------------------------------
               Reconciliation of pro forma income from continuing
                 operations to pro forma EBITDA:

               Pro forma income from continuing operations                                  $     4,766
               Provision for income taxes                                                         3,178
               Interest expense                                                                   7,432
               Depreciation and amortization                                                      8,697
                                                                                            -------------
               Pro forma EBITDA                                                             $     24,073
                                                                                            =============


To present the statements of operations as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, the Company has made pro-forma adjustments to:

(a) Reflect the adoption of fresh start accounting and the change in the Company's inventory accounting policies to expense certain design, merchandising and other product related costs as incurred. As a result of this change, the pro forma adjustment eliminates $1.1 million of design, merchandising and other product related costs previously capitalized that were reflected in cost of goods sold for the third quarter of fiscal 2002, offset by $0.1 million of inventory costs that would have been expensed in the third quarter of fiscal 2002.

(b) Eliminate historical depreciation and amortization expense of $13.5 million, offset by fresh start depreciation and amortization of $8.8 million based on the valuation of the Company's fixed and intangible assets at fair value on the emergence date.

(c)   Eliminate reorganization items of $21.1 million.

(d) Record interest expense on the Senior Notes at 8 7/8% for three months of $4.6 million and interest of $0.2 million on certain leases settled in connection with the Company's bankruptcy, partially offset by the elimination of interest expense of $1.7 million related to certain foreign debt repaid in connection with the Company's emergence from bankruptcy.

(e) Adjust income tax provision to reflect the Company's estimated income tax rate of 40%.

(f) Pro forma income (loss) per share from continuing operations is calculated by dividing the income (loss) from continuing operations by the weighted average number of shares outstanding. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, pro forma income (loss) per share from continuing operations of the Successor for the three months ended October 5, 2002 will not be comparable to the historical income (loss) per share from continuing operations of the Predecessor.


                                                                                                         Schedule 7
                                                        THE WARNACO GROUP, INC.

                                           PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (In thousands, excluding per share data)
                                                            (Unaudited)

                                                           Fiscal 2003
                                              -----------------------------------------
                                              Successor Company   Predecessor Company

                                              -----------------------------------------
                                                    As Reported      As Reported                                 Pro Forma
                                                   For the Eight     For the One                  Pro          For the Nine
                                                    Months Ended     Month Ended                 Forma          Months Ended
                                                  October 4, 2003  February 4, 2003            Adjustments   October 4, 2003
                                                   --------------- ----------------           ------------    ----------------
         Net revenues                              $      949,821    $     112,739               $      -      $    1,062,560
         Cost of goods sold                               644,574           68,083                      -             712,657
                                                   --------------- ----------------           ------------    ----------------
         Gross profit                                     305,247           44,656                                    349,903
         Selling, general and administrative
           expenses                                       251,929           34,322                (5,585) (a)         280,666
         Restructuring items                               11,382                -               (11,382) (b)               -
         Reorganization items                                   -           29,922               (29,922) (c)               -
         Amortization of sales order backlog               11,800                -               (11,800) (d)               -
                                                   --------------- ----------------           ------------    ----------------

         Operating income (loss)                           30,136          (19,588)               58,689               69,237
         Gain on cancellation of pre-petition
           indebtedness                                         -       (1,692,696)            1,692,696 (e)                -
         Fresh start adjustments                                -         (765,726)              765,726 (e)                -
         Other (income) loss, net                          (2,232)             359                     -               (1,873)
         Interest expense                                  15,838            1,887                   680 (f)           18,405
                                                   --------------- ----------------           ------------    ----------------
         Income from continuing operations before
              before provision for income taxes            16,530        2,436,588            (2,400,413)              52,705
         Provision for income taxes                         8,456           78,150               (65,524)(g)           21,082
                                                   --------------- ----------------           ------------    ----------------

         Income from continuing operations         $       8,074     $   2,358,438           $(2,334,889)     $        31,623
                                                   =============== ================           ============    ================

         Basic income per common share from
          continuing operations: (h)               $        0.18                                                $       0.70
                                                   ===============                                            ================
         Diluted income per common share from
          continuing operations: (h)               $        0.18                                                $       0.70
                                                   ===============                                            ================

         Weighted average number of shares
          outstanding used in computing income
          per share from continuing operations:
            Basic                                         45,028                                                      45,028
                                                   ===============                                            ================
            Diluted                                       45,186                                                      45,186
                                                   ===============                                            ================


              ------------------------------------------------------------------------------------------------------------------
              Reconciliation of pro forma income from continuing operations to pro forma EBITDA:

              Pro forma income from continuing operations                                                  $      31,623
              Provision for income taxes                                                                          21,082
              Interest expense                                                                                    18,405
              Depreciation and amortization                                                                       25,546
                                                                                                         ----------------

              Pro forma EBITDA                                                                             $      96,656
                                                                                                         ================


To present the statements of operations as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, the Company has made pro forma adjustments to:

(a) Eliminate historical depreciation and amortization expense for January 2003 and record depreciation and amortization expense based upon the fair value of the Company's assets of $1.4 million and eliminate bankruptcy and reorganization related expenses included in selling, general and administrative expenses of $4.2 million.

(b) Eliminate restructuring items of $11.4 million related to actions initiated prior to the Company's emergence from bankruptcy.

(c)   Eliminate reorganization items of $29.9 million.

(d) Eliminate the amortization of sales order backlog. The amortization of sales order backlog results from the Company's adoption of fresh start accounting as of February 4, 2003. The amortization of sales order backlog is a non-recurring charge and is not expected to have a continuing effect on the Company's results of operations after it is fully amortized in fiscal 2003.

(e) Eliminate cancellation of debt of $1,692.7 million and fresh start adjustments of $765.7 million.

(f) Record interest expense on the Senior Notes at 8 7/8% for the month of January 2003 of $1.6 million, partially offset by the elimination of interest expense of $0.9 million related to certain foreign debt agreements subject to standstill agreements paid as part of the Company's plan of reorganization.

(g) Adjust the income tax provision using the Company's estimated rate of 40%.

(h) Pro forma income (loss) per share from continuing operations is calculated by dividing the income (loss) from continuing operations by the weighted average number of shares outstanding. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, pro forma income (loss) per share from continuing operations of the Successor for the nine months ended October 4, 2003 will not be comparable to the historical income (loss) per share from continuing operations of the Predecessor.


                                                                                        Schedule 8


                                                   THE WARNACO GROUP, INC.
                                      PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (In thousands, excluding per share data)
                                                         (Unaudited)


                                                           As Reported                   Pro Forma
                                                          For the Nine     Pro          For the Nine
                                                          Months Ended    Forma          Months Ended
                                                        October 5, 2002  Adjustments    October 5, 2002
                                                        ---------------  -----------    ---------------
               Net revenues                                $ 1,104,744    $      -       $   1,104,744
               Cost of goods sold                              782,600      (7,923)(a)         774,677
                                                        ---------------  -----------    ---------------
               Gross profit                                    322,144       7,923             330,067
               Selling, general and administrative
               expenses                                        282,367     (25,098)(b)         257,269
               Reorganization items                             79,207     (79,207)(c)               -
                                                        ---------------  -----------    ---------------
               Operating income (loss)                        (39,430)     112,228              72,798
               Interest expense                                14,340        9,714 (d)          24,054
                                                        ---------------  -----------    ---------------
               Income (loss) before provision for income
               taxes                                          (53,770)     102,514              48,744
               Provision for income taxes                      49,839      (30,341)(e)          19,498
                                                        ---------------  -----------    ---------------
               Income (loss) from continuing operations    $ (103,609)    $132,855       $      29,246
                                                        ===============  ===========    ===============

               Basic income (loss) per common share
                from continuing operations: (f)            $    (2.30)                   $        0.65
                                                        ===============                ===============
               Diluted income (loss) per common
                share from continuing operations: (f)      $    (2.30)                   $        0.65

                                                        ===============                ===============
               Weighted average number of shares
                outstanding used in computing
                income (loss) per share from
                continuing operations:
                 Basic                                          45,065                          45,028
                                                        ===============                ===============
                 Diluted                                        45,065                          45,186
                                                        ===============                ===============

               -----------------------------------------------------------------------------------------
               Reconciliation of pro forma income from continuing
                 operations to pro forma EBITDA:

               Pro forma income from continuing operations                               $     29,246
               Provision for income taxes                                                      19,498
               Interest expense                                                                24,054
               Depreciation and amortization                                                   25,453
                                                                                      ---------------
               Pro forma EBITDA                                                          $     98,251
                                                                                      ===============


To present the statements of operations as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, the Company has made pro forma adjustments to:



(a) Reflect the adoption of fresh start accounting and the change in the Company's inventory accounting policies to expense certain design, merchandising and other product related costs as incurred. As a result of this change, the pro forma adjustment eliminates $9.0 million of design, merchandising and other product related costs previously capitalized that were reflected in cost of goods sold for the nine months ended October 5, 2002, offset by $1.1 million of inventory costs that would have been expensed in the nine months ended October 5, 2002.

(b) Eliminate historical depreciation and amortization expense of $42.4 million and eliminate lease expense of $8.2 million related to certain leases settled as part of the Company's bankruptcy, offset by fresh start depreciation and amortization of $25.5 million based on the valuation of the Company's fixed and intangible assets at fair value on the emergence date.

(c)   Eliminate reorganization items of $79.2 million.

(d) Record interest expense on the Senior Notes at 8 7/8% for nine months of $13.9 million and interest expense of $0.7 million on certain leases settled in connection with the Company's bankruptcy, partially offset by elimination of interest expense of $4.9 million related to certain foreign debt subject to standstill agreements that was paid in connection with the Company's emergence from bankruptcy.

(e) Adjust income tax provision to reflect the Company's estimated income tax rate of 40%.

(f) Pro forma income (loss) per share from continuing operations is calculated by dividing the income (loss) from continuing operations by the weighted average number of shares outstanding. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, pro forma income (loss) per share from continuing operations of the Successor for the nine months ended October 5, 2002 will not be comparable to the historical income (loss) per share from continuing operations of the Predecessor.

                                                                                         SCHEDULE 9
                                                                                         ----------



                                                     THE WARNACO GROUP, INC.
                                 SEGMENT NET REVENUE AND OPERATING INCOME (LOSS) BY BUSINESS UNIT
                                                          (In thousands)


                                                     NET REVENUES
                                 -----------------------------------------------------
                                                  Three Months Ended
                                 ----------------------------------------------------
                                 October 4,    October 5,     Increase        %
Net revenues:                       2003         2002        (Decrease)    Change
                                 ----------- -------------  -------------------------
   Intimate Apparel Group          $152,505     $ 156,661     (4,156)         -2.7%
   Sportswear Group                  112,002       138,248     (26,246)       -19.0%
   Swimwear Group                     38,552        36,554       1,998          5.5%
                                 ----------- -------------  -----------  ------------
   Net revenues                     $303,059     $ 331,463    $(28,404)        -8.6%
                                 =========== =============  ===========  ============


                                                OPERATING INCOME (LOSS)
                                 -----------------------------------------------------
                                                   Three Months Ended
                                 -----------------------------------------------------
                                 October 4,      % of        October 5,     % of
                                    2003      Net Revenues     2002      Net Revenues
                                 ----------- --------------------------  -------------
Operating income (loss):
   Intimate Apparel Group          $ 17,009         11.2%     $ 18,564         11.8%
   Sportswear Group                  10,373          9.3%       11,575          8.4%
   Swimwear Group                    (8,576)       -22.2%       (3,876)       -10.6%
                                 ----------- -------------  -----------  ------------
   Group operating income            18,806          6.2%       26,263          7.9%
   Unallocated corporate expenses   (13,391)        -4.4%      (16,333)        -4.9%
   Amortization of intangibles       (2,968)        -1.0%         (226)        -0.1%
   Restructuring items               (5,242)        -1.7%            -          0.0%
   Reorganization items                   -          0.0%      (21,122)        -6.4%
                                 ----------- -------------  -----------  ------------
   Operating income (loss)        $ (2,795)         -0.9%    $(11,418)         -3.4%
                                 =========== =============  ===========  ============

[Schedule 9 continued]




                                 ------------------------------------------------------
                                                     Nine Months Ended
                                  -----------------------------------------------------
                                    October 4,   October 5,     Increase       %
Net revenues:                      2003 (a)        2002        (Decrease)   Change
                                  --------------------------  -------------------------
   Intimate Apparel Group          $ 438,458     $ 474,763     (36,305)       -7.6%
   Sportswear Group                   323,182       355,989     (32,807)       -9.2%
   Swimwear Group                     300,920       273,992       26,928        9.8%
                                  ------------  ------------  -----------  ------------
   Net revenues                    $1,062,560    $1,104,744     $(42,184)      -3.8%
                                  ==========================  ===========  ============



                                 ------------------------------------------------------
                                                     Nine Months Ended
                                 ------------------------------------------------------
                                    October 4,     % of        October 5,    % of
                                   2003 (a)     Net Revenues     2002      Net Revenues
                                 ----------------------------------------  ------------
Operating income (loss):
   Intimate Apparel Group           $  47,986         10.9%     $ 39,493        8.3%
   Sportswear Group                    26,029          8.1%       23,273        6.5%
   Swimwear Group                      44,319         14.7%       29,752       10.9%
                                  ------------  ------------ ------------  ------------
   Group operating income             118,334         11.1%       92,518        8.4%
   Unallocated corporate expenses     (52,924)        -5.0%      (52,063)      -4.7%
   Amortization of intangibles        (13,558)        -1.3%         (678)      -0.1%
   Restructuring items                (11,382)        -1.1%            -        0.0%
   Reorganization items               (29,922)        -2.8%      (79,207)      -7.2%
                                  ------------  ------------  -----------  ------------
   Operating income (loss)          $  10,548          1.0%    $(39,430)       -3.6%
                                  ============  ============  ===========  ============

---------
(a)  The nine months ended October 4, 2003 includes the period January 5, 2003 to February 4, 2003 of the Predecessor combined with the period February
     5, 2003 to October 4, 2003 of the Successor.
